SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|
Check the appropriate box:
|_|     Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X||    Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Section 240.14a-12

                        First Chester County Corporation
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)
 ------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

                     ______________________________________

        (2)   Aggregate number of securities to which transaction applies:

                     ______________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              _______________

        (4)   Proposed maximum aggregate value of transaction:

                 ______________________________________________

        (5)   Total fee paid:

                 ______________________________________________

|_|     Fee paid previously with preliminary materials.

|_|     Check box if any part of the fee is offset as  provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)   Amount Previously Paid:

              _______________________________________________________________

        (2)   Form, Schedule or Registration Statement No.:

              _______________________________________________________________

        (3)   Filing Party:

              _______________________________________________________________

        (4)   Date Filed:

              _______________________________________________________________

[Graphic Omitted]   NOTICE OF ANNUAL SHAREHOLDERS' MEETING

Dear Shareholder,

On behalf of the Board of Directors, we are pleased to enclose our 2005 Annual Highlights, which includes our Annual Report on Form 10-K, and Proxy Statement.

The Proxy Statement describes the matters to be acted upon at our Annual Meeting which include:

1. The election of four Class I directors; and
2. The transaction of such other business as may properly be done before the Annual Meeting.

Your vote is very important. We encourage you to read this Proxy Statement and send in your proxy card as soon as possible.

Please plan to attend our Annual Meeting and luncheon to be held on Tuesday, April 18 beginning at 10:30 a.m. -- once again at Penn State Great Valley, just off Routes 202 and 29 in Malvern. A Luncheon will follow the meeting at the Great Valley Desmond. Directions to Penn State Great Valley and The Desmond are enclosed.

Please RSVP by mailing the enclosed postage prepaid postcard by April 10. If you prefer, you may call my assistant, Julia Ohrwaschel, at 484-881-4101 or reply by e-mail to julia.ohrwaschel@1nbank.com with confirmation of your attendance.

Thank you for your continued support and we look forward to seeing you at the Annual Meeting and luncheon on April 18.

Best regards,

/s/ John A. Featherman, III
---------------------------
John A. Featherman, III
Chairman and CEO



Shareholders attending the annual meeting are invited to have lunch with us. Please indicate your plans to attend the annual meeting and lunch below And return this card to First Chester County Corporation by April 10, 2006.

_____   I / we plan to attend the annual meeting and lunch.

_____   I / we plan to attend the annual meeting only.


---------------------------
Printed name of shareholder
                                        [First Chester County Corporation
                                         logo omitted].
---------------------------
Printed name of shareholder

Return this portion to First Chester County Corporation by April 10, 2006

[On Left Margin: Annual Shareholders' Meeting/Tuesday, April 18, 2006 10:30 a.m.
 /Penn State Great Valley Safeguard Scientific Building Musser Auditorium/30 Swedesford Rd. Malvern, PA/Luncheon immediately following at The Desmond Great Valley/(Detailed directions can be found on back cover.)]

                     [Inside Front Cover of Proxy: Postcard]


    [Bold/In Box]:
                      BUSINESS REPLY MAIL
    [smaller]         FIRST CLASS MAIL      PERMIT NO. 181      WEST CHESTER, PA


    [Not In Box]:
    [smaller]         POSTAGE WILL BE PAID BY ADDRESSEE

    [smaller]         ATTN:  SHAREHOLDER RELATIONS DEPT.

                      FIRST CHESTER COUNTY CORPORATION
                      P.O. BOX 523
                      WEST CHESTER PA  19361-9986


[Upper Right Hand Corner of Postcard Centered in Small Box]:

NO POSTAGE
NECESSARY
IF MAILED
IN THE
UNITED STATES

                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD 10:30 A.M., April 18, 2006


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Chester County Corporation (the "Corporation") will be held on Tuesday, April 18, 2006, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania, for consideration of and action by the holders of the Corporation's common stock ("Common Stock") upon the following matters:

     1. The election of four Class I directors, with each director to serve until the 2009 Annual Meeting of Shareholders and until the election and qualification of his or her respective successor;

     2. The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof, and matters incident to the conduct of the Annual Meeting.

     The Board of Directors has fixed the close of business on March 3, 2006, as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Annual Meeting. The Corporation's Annual Report to Shareholders for the year ended December 31, 2005, accompanies this Notice and Proxy Statement.

     The Board of Directors hopes that you will attend the Annual Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Annual Meeting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380
                       ___________________________________

                                 PROXY STATEMENT

     This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about March 16, 2006, in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation"), to be voted at the Annual Meeting of Shareholders and at any adjournment thereof, for the purposes stated in the Notice of Annual Meeting and discussed more fully in the Proxy Statement. The Annual Meeting will be held on Tuesday, April 18, 2006, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania.

     Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of the Corporation or attendance at the Annual Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of each of the four Class I directors nominated by the Board of Directors, and
(ii) in their discretion, with respect to such other business as may properly come before the Annual Meeting and matters incident to the conduct of the Annual Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

     The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Corporation's directors, officers and employees.

                      VOTING SECURITIES OF THE CORPORATION

     Only shareholders of record at the close of business on March 3, 2006 (the "record date") are entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 2006, there were 5,133,214 shares of Common Stock outstanding and entitled to vote at the meeting, each entitled to one vote per share, without cumulative voting. The holders of a majority of the outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a broker holding shares of Common Stock in street name for the benefit of its customers returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Annual Meeting and will be counted towards a quorum.

     As of March 1, 2006, the Trust and Investment Services Division of The First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation, held 558,169 shares of Common Stock, representing 10.9% of the total outstanding shares of the Corporation's Common Stock. Of these shares, 159,711 shares (3.1% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Trust and Investment Services Division in the election of directors. The shares may be voted by the Bank, however, in its capacity as trustee or executor on other matters. The remaining 398,458 shares of Common Stock (7.8% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee, agent or custodian.

                                 STOCK OWNERSHIP

     The following table sets forth, as of March 1, 2006, unless otherwise noted, the number and percentage of shares of Common Stock which, according to information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers (as defined in the section of this Proxy Statement entitled "Executive Compensation"), (ii) each of the directors and the nominees for director of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock (other than the Trust and Investment Services Division of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities of the Corporation"), and (iv) all current directors and executive officers of the Corporation as a group. An asterisk (*) appears beside the names of the persons nominated and proposed for re-election at the Annual Meeting as Class I directors.

NAMED EXECUTIVE OFFICERS                              Number of Shares(1)(2)                    Percentage(3)
John A. Featherman, III                                            70,765 (4)                          1.4%
Kevin C. Quinn                                                     53,190 (5)                          1.0
Deborah R. Pierce                                                      20 (6)                         ---
Michelle E. Venema                                                  6,014 (7)                         ---
Linda M. Hicks                                                     23,463 (8)                         ---


CLASS I DIRECTORS (TERM EXPIRING IN 2006)
*John J. Ciccarone                                                225,401 (9)                          4.4%
*Clifford E. DeBaptiste                                           149,391 (10)                         2.9%
*John B. Waldron                                                   15,224 (11)                         ---
*Lynn Marie Johnson-Porter                                             51 (12)                         ---


CLASS II DIRECTORS (TERM EXPIRING IN 2007)
M. Robert Clarke                                                   27,500 (13)                         ---
David L. Peirce                                                    40,979 (14)                         ---
Kevin C. Quinn                                                     53,190 (5)                          1.0%

CLASS III DIRECTORS (TERM EXPIRING IN 2008)
John A. Featherman, III                                            70,765 (4)                          1.4%
John S. Halsted                                                    32,574 (15)                         ---
J. Carol Hanson                                                    23,793 (16)                         ---
Edward A. Leo                                                       3,100 (17)                         ---

BENEFICIAL OWNERS
Jane C.and Lawrence E. MacElree                                   286,700 (18)                         5.6%
7080 Goshen Road
Newtown Square, PA 19073

Banc Fund V, L.P., et al.                                         448,230(19)                          8.7%
208 South LaSalle Street
Chicago, Illinois  60604

All directors and executive officers                              696,152 (20)                        13.0%
as a group (24 persons)


(1) Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of March 1, 2006, the most recent date for which such information is available.

(2) Includes shares that may be acquired within sixty days after March 1, 2006 ("Option Shares") through the exercise of stock options.

(3) Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4) Mr. Featherman has sole voting and investment power of 36,166 shares, including 17,750 shares held in an IRA account. Mr. Featherman shares, with his wife, voting and investment power of 8,294; Mr. Featherman's wife has sole voting and investment power of 2,508 shares; 2,896 shares are held in the Retirement Savings Plan; and 20,900 shares are Option Shares.

(5) Mr. Quinn shares, with his wife, voting and investment power of 322 shares; 4,658 shares are held in the Retirement Savings Plan; 43,450 shares are Option Shares; 2,000 shares are held in an IRA account; 400 shares are held in a brokerage account; 2,140 shares are held by Mr. Quinn's wife in a retirement plan; and 220 shares are held jointly by Mr. Quinn and his mother.

(6)      Ms. Pierce has 20 shares held in the Retirement Savings Plan.

(7) Ms. Venema has sole voting and investment power of 1,246 shares; 851 shares are held in the Retirement Savings Plan; 1,716 shares are owned by Ms. Venema's mother, who resides with her; and 2,200 shares are Option Shares.

(8) Mrs. Hicks shares, with her husband, voting and investment power of 1,382 shares; Mrs. Hicks has sole voting and investment power of 440 shares that are held in a brokerage account; 203 shares are held by Mrs. Hicks' daughter, who resides with her, 59 shares are held in custody by Mrs. Hicks for her minor son; 2,129 shares are held in the Retirement Plan; and 19,250 shares are Option Shares.

(9)      Mr. Ciccarone has sole voting and investment power of 225,401 shares.

(10) Mr. DeBaptiste shares has sole voting and investment power of 126,841 shares, 1,650 shares are held in a brokerage account; and 20,900 shares are Option Shares.

(11) Mr. Waldron has sole voting and investment power of 220 shares; Mr. Waldron shares, with his wife, voting and investment power of 9,504 shares; 5,500 shares are Option shares.

(12) Ms. Johnson-Porter shares, with her mother, voting and investment power of 51 shares.

(13) Mr. Clarke shares, with his wife, voting and investment power of 6,600 shares; 20,900 shares are Option shares.

(14) Mr. Peirce has sole voting and investment power of 20,075 shares; 2,200 shares are held in an IRA account; and 18,700 shares are Option shares.

(15) Mr. Halsted has sole voting and investment power of 8,048 shares; 2,640 shares are owned by the Gawthrop, Greenwood & Halsted Profit Sharing Plan, 440 shares are owned by Abstracting Company of Chester County, of which Mr. Halsted is a shareholder and a director; Mr. Halsted's wife has sole voting and investment power of 546 shares; and 20,900 shares are Option Shares.

(16) Ms. Hanson has sole voting and investment power of 2,893 shares; and 20,900 shares are Option shares.

(17)     Mr. Leo has sole voting and investment power of 3,100 shares.

(18) Mrs. MacElree has sole voting and investment power of 230,404; and Mr. MacElree has sole voting and investment power of 55,296 shares. Mrs. MacElree disclaims that she is the beneficial owner of any shares owned by Mr. MacElree, and Mr. MacElree disclaims that he is the beneficial owner of any shares owned by Mrs. MacElree.

(19) According to a Schedule 13G/A jointly filed with the SEC on January 27, 2006 by Bank Fund V L.P. ("BF V"), an Illinois Limited Partnership, Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, and Banc Fund VII L.P. ("BF VII"), an Illinois limited partnership (collectively, the "Reporting Persons"), the Reporting Persons beneficially owned, in the aggregate, 448,230 shares at December 31, 2005. The general partner of BF V is MidBanc V L.P. ("MidBanc V"), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BVVII is MidBAnc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII (the "Partnership entities") is the Banc Funds Company, L.L.C. ("TBFC"), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF V, BF VI, and BF VII since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. Mr. Moore is also the controlling manager of TBFC, and therefore controls each of the Partnership entities directly and indirectly controlled by TBFC.

(20) Of the total shares beneficially owned by all directors and executive officers as a group, 212,862 shares are Option Shares.

                GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     There were seven meetings of the Board of Directors of the Corporation during 2005. Each incumbent director attended at least 75% of the aggregate of
(1) the total number of meetings of the Board of Directors of the Corporation held during the period in which such incumbent was a director, and (2) the total number of meetings held by all committees of the Board of Directors of the Corporation on which such incumbent served during the period in which such incumbent served as a member of such committee or committees. Each Director of the Corporation is also a Director of the Bank. All members of the Board of Directors are strongly encouraged, but not required, to attend the Corporation's annual meetings of shareholders.

     Directors who are not also officers of the Corporation or Bank (each a "non-employee director") generally received a fee of $500 for each Corporation or Bank Board meeting attended and $300 for each committee meeting attended. Each director also received a $1,000 monthly retainer. Additionally, a quarterly fee of $250 was paid to Mr. Waldron in 2005 for serving as the Secretary of the Board, a quarterly fee of $750 was paid to Mr. Clarke in 2005 for serving as the Chairman of the Audit Committee, and a quarterly fee of $500 was paid to Mr. Peirce for serving as the Chairman of the Bank's Asset Management Committee. Other Committee Chairman were paid a quarterly fee of $250 for such service. In 2005, each non-employee director also received a $1,500 bonus based upon the performance of the Corporation in 2005.

     The Corporation has a standing Audit Committee. The Audit Committee consists of the following members: M. Robert Clarke (Chairman), Clifford E. DeBaptiste, David L. Peirce, J. Carol Hanson, and Edward A. Leo. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent as defined by Rule 4200 of the Nasdaq listing standards (the "Nasdaq Listing Standards"). A copy of the Audit Committee Charter is not presently available on the Corporation's website; however, a copy of the Charter was filed with the Securities and Exchange Commission (the "SEC") as Appendix A to last year's Proxy Statement filed on March 15, 2004. The Audit Committee is responsible for monitoring the integrity of the Corporation's financial reporting process and systems of internal controls for finance, accounting and regulatory compliance and reviewing the independence and performance of the Corporation's independent auditors and internal auditing functions, and related matters. The Audit Committee held four meetings during 2005. The Board of Directors has determined that the Audit Committee does not have an audit committee financial expert (as that term is defined in Item 401(h) of Regulation S-K of the regulations promulgated by the SEC) serving on the Committee. Each member of the Audit Committee has substantial business experience that results in the individual member's financial sophistication. Consequently, the Board of Directors believes that the Directors who serve on the Audit Committee have sufficient knowledge and experience to fulfill the responsibilities of the Committee.

     The Corporation has a standing Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of the following members: John S. Halsted (Chairman), M. Robert Clarke, J. Carol Hanson and David L. Peirce. In the opinion of the Board of Directors, each of the members of the Corporate Governance and Nominating Committee is independent as defined by the Nasdaq Listing Standards. A copy of the Corporate Governance and Nominating Committee Charter is not presently available on the Corporation's website, however, a copy of the Charter was filed with the SEC as Appendix B to last year's Proxy Statement filed on March 15, 2004. The principal function of the Corporate Governance and Nominating Committee with respect to nominations is to review and select candidates for nomination to the Board of Directors. The Corporate Governance and Nominating Committee is responsible for (1) identifying qualified individuals to become members of the Corporation's Board of Directors,
(2) select the director nominees to be presented for election at each annual meeting of shareholders, and (3) review, evaluate and recommend changes to the Corporation's corporate governance practices. The Corporate Governance and Nominating Committee held four meetings during 2005. See "Description of Nominating Process and Director Qualifications" for information regarding the process for identifying and evaluating nominees, procedures for shareholder nominations and director qualifications.

     The Corporation has a standing Personnel and Compensation Committee. The Personnel and Compensation Committee consists of the following members: David L. Peirce (Chairman), Clifford E. DeBaptiste, John B. Waldron, M. Robert Clarke, and Edward A. Leo. In the opinion of the Board of Directors, each of the members of the Personnel and Compensation Committee is independent as defined by the Nasdaq Listing Standards. A copy of the Personnel and Compensation Committee Charter is not presently available on the Corporation's website; however a copy of the Charter is filed as Appendix A to this Proxy Statement. The Personnel and Compensation Committee reviews and approves the Corporation's compensation benefit programs. The Personnel and Compensation Committee held 5 meetings during 2005.

                              ELECTION OF DIRECTORS

     The Corporation's Articles of Incorporation provide that the Board of Directors shall be divided into three classes and shall consist of not less than five nor more than 25 members, as fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at eleven, four of whom are to be Class I Directors, three of whom are to be Class II Directors and four of whom are to be Class III Directors. The Class I Directors are serving a three-year term until the 2006 Annual Meeting, the Class II Directors are serving a three-year term until the 2007 Annual Meeting, and the Class III Directors are serving a three-year term until the 2008 Annual Meeting, and, in each case, until his or her earlier resignation or removal or until a successor has been elected and qualified.

     The Board of Directors presently consists of eleven directors. At the Annual Meeting, four Class I directors will be elected to serve until the 2009 Annual Meeting and until their respective successors have been elected and qualified. The intention of the persons named in the proxy, unless otherwise directed, is to vote all proxies in favor of the election to the Board of Directors for the nominees listed below.

     The four nominees receiving the highest number of votes cast by the holders of the Common Stock present or represented at the Annual Meeting and entitled to vote thereat, shall be elected as Class I directors. Withheld votes will have no effect on the outcome of the vote for the election of directors. Brokers holding shares of Common Stock in street name who do not receive voting instructions from the beneficial owners of such shares may return a signed proxy for such shares and direct the voting of the shares.

     The names of the nominees for Class I directors of the Corporation, their ages and certain other information as of March 3, 2006, is set forth as follows:

John J. Ciccarone, 77, has been a director of the Corporation and the Bank since 1987. Mr. Ciccarone is President of Omega Industries, Inc., a real estate development company.

Clifford E. DeBaptiste, 81, has been a director of the Corporation since 1984 and a director of the Bank since 1975. Mr. DeBaptiste is Chairman, Supervisor and Director of DeBaptiste Funeral Homes, Inc.

John B. Waldron, 75, has been a director of the Corporation since 1984 and a director of the Bank since 1981. Mr. Waldron is an agent of Arthur Hall Insurance Group and former owner of John B. Waldron Insurance Agency.

Lynn Marie Johnson-Porter, 44, has been a director of the Corporation since December 2005. Prior to becoming director, Ms. Johnson-Porter served as Director of Development, University of Pennsylvania from 2000 to 2005. Ms. Johnson-Porter has served as Executive Director to the Fund for West Chester University at West Chester University of PA since 2005.

     Each of the nominees was recommended by the Corporate Governance and Nominating Committee, Chief Executive Officer, and President and unanimously approved by the Board of Directors.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends the slate of nominees for election as Class I directors to the shareholders and recommends that the shareholders vote FOR the election of such slate of nominees as Class I directors of the Board of Directors of the Corporation.


          DESCRIPTION OF NOMINATING PROCESS AND DIRECTOR QUALIFICATIONS

     The Board of Directors has established a process that the Corporate Governance and Nominating Committee uses for identifying and evaluating nominees for director. Annually, the Corporate Governance and Nominating Committee considers the qualifications of existing directors to stand for re-election. If the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Corporate Governance and Nominating Committee will then initiate a search, working with staff support and seeking input from other directors and Senior Management, considering nominees previously submitted by shareholders, if any, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then prioritize the candidates and determine if the Corporate Governance and Nominating Committee members, other directors or Senior Management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. The Chairman, CEO and at least one member of the Corporate Governance and Nominating Committee will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Corporate Governance and Nominating Committee for final evaluation. The Corporate Governance and Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Corporate Governance and Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

     The Corporate Governance and Nominating Committee will consider director candidates recommended by the Corporation's shareholders. Pursuant to policies adopted by the Board of Directors, recommendations with regard to nominees for election to the Board of Directors at future annual meetings of shareholders may be submitted by any shareholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 60 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of shareholders, or, if the Corporation did not have an annual meeting of shareholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Corporation which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing shareholder(s), and (vi) the number of shares of common stock owned by the proposing shareholder(s).

     In connection with the adoption of the Corporate Governance and Nominating Committee Charter, the Corporation's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation, and (5) independence. In addition, the Corporate Governance and Nominating Committee may consider a variety of other qualities and skills, including (A) expertise in banking, investments and other businesses in which the Corporation and its subsidiaries may engage, (B) the ability to exercise independent decision-making, (C) the absence of conflicts of interest, (D) diversity of gender, ethnic background, and experience, (E) business development and public relations expertise, (F) leadership within the communities served by the Bank as demonstrated by employment in businesses, professional activities or non-profit services that are held in high regard within these communities, and (G) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Corporation's charter and bylaws.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and ages of the directors and executive officers of the Corporation and the Bank, their positions with the Corporation and the Bank, their principal occupations during the past five years and their directorships with other companies which are subject to the reporting requirements of Federal securities laws:


                                    DIRECTORS

John J. Ciccarone, 77, see "Election of Directors" for additional biographical information.

Clifford  E.  DeBaptiste,   81,  see  "Election  of  Directors"  for  additional
biographical information.

John B. Waldron, 75, see "Election of Directors" for additional biographical information.

Lynn Johnson-Porter, 44, see "Election of Directors" for additional biographical information.

M. Robert Clarke, 59, has been a director of the Corporation and the Bank since 1993. Mr. Clarke is president of Clarke, Nicolini and Associates, Ltd. Mr. Clarke is a Certified Public Accountant.

David L. Peirce, 77, has been a director of the Corporation since 1984 and a director of the Bank since 1973. Mr. Peirce is currently retired. He was previously President and CEO of Denney-Reyburn Company, a paper converter company.

Kevin C. Quinn, 51, has been a director of the Corporation and the Bank since 2003. Mr. Quinn also has served as President of the Corporation and the Bank since 2003. Previously, Mr. Quinn had served as Chief Operating Officer of the Bank from 2002 to 2003, Executive Vice President from 1998 to 2002, and as Senior Vice President-Financial Management Services Department from 1988 to 1998.

John A. Featherman, III, 67, has been Chairman of the Boards of the Corporation and the Bank and Chief Executive Officer of the Corporation and the Bank since 2003, and a director of the Corporation and the Bank since 1985. Mr. Featherman is an attorney and was formerly a principal of the law firm of MacElree Harvey, Ltd.

John Halsted, 72, has been a director of the Corporation and the Bank since 1991. Mr. Halsted is an attorney and a principal of the law firm of Gawthrop, Greenwood & Halsted, P.C. Mr. Halsted also currently serves as solicitor of Chester County.

J. Carol Hanson, 58, has been a director of the Corporation and the Bank since 1995. Ms. Hanson is Executive Director of Barclay Friends Corporation, a long term care facility.

Edward A. Leo, 58, has been a director of the Corporation and the Bank since January 2005. Mr. Leo has been the Chairman of the Board and Chief Executive Officer of Country Fresh Mushroom Co., a packer and distributor of mushrooms and mushroom products, and the Managing Member of John C. Leo & Son, LLC, a grower of fresh mushrooms, since 2000. Prior becoming a director, Mr. Leo was employed on various other management and administrative positions with Country Fresh Mushrooms, John C. Leo and Sons and Laurel Valley Farms, a producer of compost and other soil products. Mr. Leo has also served as a Member of the Board of the Chester County Economic Development Council since 2003.

                               EXECUTIVE OFFICERS

John A. Featherman, III, 67, see "Directors and Executive Officers - Directors" for additional biographical information.

Kevin C. Quinn, 51, see "Directors and Executive Officers - Directors" for additional biographical information.

John E. Balzarini, 52, has served as Chief Financial Officer of the Bank and Treasurer of First Chester County Corporation since June 2005. Prior to joining the Bank, Mr. Balzarini was the Executive Vice President and Director of Finance of MBNA America Bank from July 1989 to June 2005.

Susan B. Bergen-Painter, 36, has served as Executive Vice President- Marketing of the Bank since April 2005. Prior to joining the Bank, Ms. Bergen-Painter served as Director of Local Markets for Sovereign Bank from July 2004 to April 2005. From September 2003 to July 2004, Ms. Bergen-Painter served as Vice President - Director of Marketing Services of Waypoint Bank. From April 2001 to September 2003, Ms. Bergen-Painter served as Senior Vice President- Director of Marketing of Sterling Financial Corporation. From February 1998 to April 2001, Ms. Bergen-Painter served as Vice President- Director of Marketing at Drovers Bank.


Linda M. Hicks, 52, has served as Executive Vice President-Trust and Investment Services of the Bank since 2002. Ms. Hicks had served the Bank as Senior Vice President-Trust and Investment Services from 1998 to 2002 and as Vice President from 1990 to 1998.

Deborah R. Pierce, 52, has served as Executive Vice President-Human Resources of the Bank since March 2005. Prior to joining the Bank, Ms. Pierce served as Director-Employment Practices for The Home Depot, Inc. from 2004 to 2005. Ms. Pierce served as a certified mediator and arbitrator in Cook County, Chicago from 2002 to 2004. Ms. Pierce also served as Vice President-Employment Law and Practices for Sears, Roebuck and Co. from 1999 to 2001. Prior to 1999, Ms. Pierce was employed in various legal and labor-related positions with the U.S. Department of Labor, Campbell Soup Co., Continental Airlines, Inc., and E.I. Dupont de Nemours and Co.

Anthony J. Poluch, Jr., 48, has served as Executive Vice President-Business Development of the Bank since 2005. Mr. Poluch served the Bank as Senior Vice President-Business Development since 2000 and as Vice President-Business Development from 2000 to 2005.

Michelle E. Venema, 43, has served as Executive Vice President-Business Banking of the Bank since 2005. Ms. Venema had served as Senior Vice President-Commercial Lending of the Bank from 2002 to 2005. Prior to joining the Bank, Ms. Venema served as Vice President-Commercial Lending of Malvern Federal Savings Bank from 2001 to 2002. Ms. Venema served as Vice President-Commercial Lending of Progress Bank from 1999 to 2001. Ms. Venema had also served as Vice President-Marketing and Development of the Bank from 1997 to 1999 and as Vice President-Commercial Lending from 1987 to 1999.

Karen Walter, 40, has served as Executive Vice President-Retail Banking of the Bank since May 2005. Prior to joining the Bank, Ms. Walter served as Vice President of Retail Delivery at Diamond Credit Union from February 2005 to May 2005. Ms. Walter had served as Executive Vice President, Director of Sales at Susquehanna Patriot Bank from June 2004 to November 2004. From March 2001 to June 2004, Ms. Walter served as Senior Vice President, Director of Sales at Patriot Bank. Ms Walter also served as Regional Vice President at Sovereign Bank from August 1997 to August 2000.

                                SENIOR MANAGEMENT

Thomas A. Imler, 53, has served as Senior Vice President-Business Development, Trusts and Investments of the Bank since January 2005. Mr. Imler had served as Vice President-Senior Business Development Officer since joining the Bank in 2004. Prior to joining the Bank, Mr. Imler served as Regional Sales Manager for Talbot Financial Services from 1998 to 2004.

Richard W. Kaufmann, 57, has served as Senior Vice President-Credit Administration and Credit Policy Officer of the Bank since 2002. Mr. Kaufmann had served the Bank as Senior Vice President-Commercial Loan Department from 1998 to 2002 and Vice President-Commercial Lending from 1996 to 1998.

James M. McLaughlin, 55, has served as Senior Vice President-Commercial Mortgage of the Bank in 2002. Mr. McLaughlin had served as Vice President-Commercial Mortgage from 1999 to 2002. Prior to joining the Bank, Mr. McLaughlin was self employed as a Real Estate Broker from 1997 to 1999.

Donna J. Steigerwalt, 50, has served as Senior Vice President- Branch Administration since 2005. Prior to joining the Bank, Ms. Steigerwalt served as Vice President- Regional Sales Manager of Susquehanna Patriot from June 2004 to July 2005. She also served as Vice President- Assistant Director of Sales of Patriot Bank from February 2001 to June 2004.

Andrew H. Stump,40, has served as Senior Vice President-Commercial Lending of the Bank since February 2005. Prior to joining the Bank, Mr. Stump served as Vice President and Manager of Commercial Lending for Malvern Federal Savings Bank from 1997 and 2005. Mr. Stump held lending positions with Provident Bank of Maryland from 1992 to 1997 and the First National Bank of Maryland from 1986 to 1992.

Patricia A. Travaglini, 45, has served as Senior Vice President-Residential Lending of the Bank since 2001. Ms. Travaglini had served the Bank as Vice President-Residential Lending from 1997 to 2001.

     There are no family relationships between any director, executive officer or person nominated or chosen by the Corporation to serve as a director or executive officer.

Code of Ethics

     The Corporation has adopted a code of ethics (as that term is defined in Item 406 of Regulation S-K of the regulations promulgated by the SEC) that applies to the principal executive officer, principal financial officer, principal accounting officer or controller and all other employees. The Corporation's code of ethics is available as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation paid or accrued by the Corporation for services rendered for each of the last three fiscal years by the Chief Executive Officer of the Corporation, and the four other most highly compensated executive officers of the Corporation or the Bank:

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                      Long Term Compensation
                                        -----------------------------------------        ----------------------------
         Name and                                                     Other Annual        Stock             All Other
        Principal                         Salary          Bonus       Compensation       Options          Compensation
         Position             Year        ($)(1)         ($)(2)            ($)           (#)(3)             ($)((4))
         --------             ----        ------         ------            ---           ------             --------

John A. Featherman, III,      2005       $ 330,000      $46,530            --             2,200             $ 34,309
CEO and Chairman of the       2004         300,000          790            --                --               27,497
Corporation and the Bank      2003          31,154          125            --                --                  731

Kevin C. Quinn,               2005        $247,500                         --             1,100              $28,871
President of the              2004         225,000      $23,648            --                --               26,913
Corporation and the Bank      2003         180,250          415            --                --               24,498
                                                         10,842


Deborah R. Pierce, EVP of     2005        $114,327      $50,000            --                --               $5,501
the Bank                      2004              --           --            --                --                   --
                              2003              --           --            --                --                   --

Michelle E. Venema,           2005        $130,000      $ 8,769            --               550              $12,255
EVP of the Bank               2004         119,920       14,169            --                --               14,590
                              2003         103,000        3,125            --                --               14,157


Linda M. Hicks,               2005        $130,000      $ 5,000            --               550              $15,869
EVP of the Bank               2004         120,051        2,627            --                --               14,043
                              2003         105,105        5,125            --                --               13,512

(1) Amounts shown include cash compensation earned and accrued by the Named Executive Officers as well as amounts earned but deferred at the election of such officers.

(2) In 2006, Messrs. Featherman and Quinn and Ms. Venema, Ms. Hicks and Ms. Pierce were paid bonuses of $56,000, $30,000, $12,500, $10,000 and
         $10,000, respectively for performance in 2005. In 2005, Messrs. Featherman and Quinn and Ms. Venema, and Ms. Hicks were paid bonuses of $46,530, $23,648, $6,000, $5,000, respectively, for performance in
         2004. Also in 2005, Ms. Venema was paid an incentive bonus of $2,769, and Ms. Pierce was paid a $50,000 relocation payment. In 2004, Messrs. Featherman and Quinn and Ms. Venema, Ms. Hicks and Ms. Pierce were paid bonuses of $125, $10,842, $3,125, $5,125 and $0, respectively, for performance in 2003.

(3) Amounts shown reflect the number of shares underlying options granted in the specified year. See "Stock Options."

(4)      Amounts  shown  for 2005  include:  (i)  contributions  to a  qualified defined contribution plan for the benefit of Messrs. Featherman and Quinn and Ms. Venema, Ms. Hicks and Ms. Pierce of $11,700, $11,700, $7,423, $7,094 and $0, respectively; (ii) contributions to non-qualified, supplemental retirement plans for the benefit of Messrs. Featherman and Quinn and Ms. Venema, Ms. Hicks and Ms. Pierce of $9,900, $7,425, $3,900, $3,900 and $4,350, respectively; (iii) matching contributions to the 401(k) plan accounts of Messrs. Featherman and Quinn and Ms. Venema, Ms. Hicks and Ms. Pierce of $12,709, $9,746, $4,932, $4,875 and $1,151, respectively.

Stock Options

     Grants to the Named Executive Officers of the Corporation made during the fiscal year ended December 31, 2005 are included within the table below.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable
                                                                                               Value at Assumed
                                                                                               Annual Rates of
                                                                                               Price Appreciation
                                  Individual Grants                                            for Option Term (1)
---------------------------------------------------------------------------------------        --------------------
                                          % of Total
                                          Options
                                          Granted to                    Market
                              Number of   Employees                     Price on
                               Options     in Fiscal     Exercise       Date of    Expiration
Name                           Granted       Year          Price         Grant        Date            5%          10%
----                           -------       ----          -----         -----        ----            --          ---

John A. Featherman, III          2,200       12.3%        24.795        24.795      1/3/2015       $34,306     $86,939
Kevin C. Quinn                   1,100        6.2         24.795        24.795      1/3/2015        17,153      43,469
Linda M. Hicks                     550        3.1         24.795        24.795      1/3/2015         8,577      21,735
Deborah R. Pierce                   --         --             --          --             --             --          --
Michelle E. Venema                 550        3.1         24.795        24.795      1/3/2015         8,577      21,735

Exercise of Options

     The following table sets forth information regarding the exercise of stock options and the value of any unexercised stock options of each of the Named Executive Officers of the Corporation during the fiscal year ended December 31, 2005:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                  Number of Securities          Value of Unexercised
                                   Shares                        Underlying Unexercised       In-the-Money Options at
                                  Acquired         Value       Options at Fiscal Year End       Fiscal Year End (1)
Name                            on Exercise      Realized        Vested        Unvested        Vested       Unvested
----                            -----------      --------        ------        --------        ------       --------

John A. Featherman               2,200           19,580          20,900           --            87,199         --
Kevin C. Quinn                     --              --            43,450           --           230,290         --
Deborah R. Pierce                  --              --              --             --              -            --
Michelle E. Venema                 --              --             2,200           --             9,098         --
Linda M. Hicks                     --              --            19,250           --            89,405         --

(1) Based upon the average bid and asked prices for the Common Stock on December 31, 2005 of $19.15, less the exercise price.

Employment Agreements

     Effective November 23, 2003, Messrs. Featherman and Quinn (collectively, the "Senior Executives") and the Corporation and the Bank (collectively referred to in this section as the "Corporation") entered into employment agreements. The provisions of each of the employment agreements are substantially the same except for specific items relating to the Senior Executive's positions, responsibilities, compensation and benefits. The following discussion, therefore, describes each of the agreements which are referred to as the "Senior Executive Agreements").
The Senior Executive Agreements are for a period of about three years, terminating on December 31, 2006, unless terminated earlier in accordance with their terms. Each of the Senior Executive Agreements will be extended for a one year term, year to year, automatically, unless either party gives notice to terminate as provided therein or otherwise agree to a different termination date. Pursuant to their respective Agreements, Mr. Featherman is serving as the Chief Executive Officer of the Corporation and the Bank, and Mr. Quinn is serving as the President of the Corporation and the Bank. During the term of the Senior Executive Agreements, the Senior Executives' employment shall continue in the same positions. As compensation under the Senior Executive Agreements, the Senior Executives receive salaries and benefits as determined by the Board of Directors from time to time, but which may not be materially different from that which they received as of the date of the Senior Executive Agreements.

     If the Corporation breaches one of the Senior Executive Agreements, the affected Senior Executive may leave the Corporation's employ and have no further liability or obligation under the applicable Agreement, and the Corporation will be obligated to continue to pay the salary and benefits being paid at the time of the breach for the remaining term of the applicable Agreement. The Senior Executives may also terminate their respective Agreements upon ninety days prior written notice, and the Corporation shall have no further obligation to pay a salary and benefits to the terminating Senior Executive, other than salary and benefits which have accrued but remain unpaid at the termination. The Corporation may terminate Mr. Featherman or Mr. Quinn upon (i) a breach of the Senior Executive Agreement by the respective Senior Executive that is not cured within 30 days from receipt of notice of such breach, or (ii) his conviction of a crime which is a felony and involves theft, embezzlement, breach of fiduciary duty or similar crime involving moral turpitude. During the term of the Senior Executive Agreements and for one year thereafter, the Senior Executive may not be employed by any other bank or financial institution doing business in Chester County, Pennsylvania, or elsewhere, unless the Agreement is terminated by the Senior Executive due to breach of the Agreement by the Corporation or if the Senior Executive's employment is terminated due to a "change of control" as defined in the Senior Executive Agreements. If the Senior Executive's employment is terminated by the Corporation other than for cause or by the officer, in either case within two years after a change of control, then the Corporation is obligated to continue to provide the Senior Executive with compensation and benefits for the longer of the remainder of the term or for two years after such termination.

     During 2005, the following executive officers began their employment with the Bank: Ms. Deborah Pierce as EVP - Human Resources, Ms. Susan Bergen-Painter as EVP - Marketing, Ms. Karen Walter as EVP - Retail Banking, and Mr. John Balzarini as Chief Financial Officer (collectively, the "New Executives"). None of these New Executives have written employment agreements with the Bank and their employment is at will. In connection with their employment, the Bank and each of these New Executives entered into a Change of Control, Non-compete, and Non-Disclosure Agreements. During 2005, the Bank also entered into Change of Control, Non-Compete, and Non-Disclosure Agreements with each of the following Executive Vice Presidents: Ms. Linda M. Hicks, EVP-Trust and Investment Services, Mr. Anthony J. Poluch, Jr., EVP-Business Development, and Ms. Michelle
E. Venema, EVP-Business Banking (together with the New Executives, the "Executives"). Each of these Change of Control Agreements will continue in effect as long as the Executive is actively employed by the Bank. Pursuant to the Change of Control Agreement, should the Executive's employment be terminated without "cause" as defined in the Agreement, or if the Executive terminates employment for "good reason" as defined in the Agreement, at any time within two years following a change of control, the Executive will receive certain termination benefits. The termination benefits consist principally of the continuation of the Executive's then current base salary and fringe benefits for a period of one year from his or her termination and payment of any bonus he or she would otherwise be eligible to receive for the one year period following the Executive's termination.

Report on Executive Compensation

     The Personnel and Compensation Committee is charged with the responsibility to review the compensation levels and composition of Management, evaluate the performance of Management and consider Management succession and related matters. In addition, the Committee administers the Corporation's various employee benefits plans and reviews employee benefits. The Committee reviews in detail with the Board of Directors of the Corporation and the Bank all aspects of compensation for Senior Management of the Corporation and the Bank. The Committee is responsible for setting and administering the salaries, equity compensation and the annual bonus plans that govern the compensation paid to Management of the Corporation and the Bank. The CEO and the President do not participate in the discussion of their own compensation and abstain from decisions regarding their own compensation. The members of the Personnel and Compensation Committee are independent as that term is defined by Rule 4200 of the Nasdaq Listing Standards.

     The key components of our compensation program during 2005 were base salary and annual performance based cash and equity bonuses. Our decisions regarding compensation for our CEO and other executive officers in 2005 were guided by an update of a survey originally performed by Peter R. Johnson and Company in November 2003, a human resources professional service firm. This survey evaluated the salaries paid to the chief executive officers and presidents of banks with whom First National would compete for such Management talent. Geographically, the sample of banks was limited to Pennsylvania, New Jersey, and Maryland. Total assets of these institutions ranged from $647 million to $1.0 billion. During 2005, we were in the process of strengthening our management team through the hiring of several new executive officers, including a new CFO and three Executive Vice Presidents, and our compensation decisions regarding these new executive officers continued to be guided by competitive information.

     In  December  2005,  the  Committee  received  the  report of  Mosteller  &
Associates who evaluated the salaries paid to our executive officers in comparison to other banks. Specifically, the Mosteller report compiled the compensation paid to the chief executive officers, presidents and other executive officers of banks with whom First National Bank would compete for such Management talent. Geographically, the sample of banks was limited to New Jersey, Pennsylvania and Maryland. Total assets of these institutions ranged from $441 million to $1.6 billion. Decisions regarding the bonuses to be paid to our CEO, President and other executive officers based for 2005, and compensation (including base salaries and incentive compensation) for these executive officers for 2006, were guided by this report.

     Our executive officers' compensation program for 2006 will include a base salary and annual and long-term performance incentive awards. These components will be administered with the goal of providing total compensation that is competitive in the marketplace but require achievement of key performance objectives in order for total compensation to be in the mid-range of our peers. The quantitative performance objectives for each of our executive officers including our CEO for 2006 will be Net Income, Return on Assets and Return on Equity. The annual performance awards and long-term performance awards, to the extent earned, will be paid in cash and shares of restricted stock, respectively.

     The base salary of our CEO in 2005 and 2006 was set so as to be in a competitive range, including the potential to make a significant bonus. We set our CEO's base salary at $330,000 for 2005. Following consideration of the Mosteller report and evaluation of the Corporation's performance and Mr. Featherman's role in leading the Corporation in 2005, we determined to award Mr. Featherman a bonus of $56,000 and to increase Mr. Featherman's base salary to $341,550 for 2006. Mr. Featherman also received and will receive various perquisites and other benefits pursuant to his rights under his Employment Agreement with the Corporation and the Bank which are described elsewhere in the Proxy Statement. During 2005, Mr. Featherman also received a cash bonus of $46,530 and options to purchase 2,200 shares of the Corporation's Common Stock, based upon his leadership of the Corporation during 2004

     The Committee and the Board consider Mr. Featherman's total compensation to be competitive and appropriate in light of the Corporation's performance and Mr. Featherman's leadership of the Corporation during its transition following the death of the Corporation's former CEO, Charles Swope. Throughout 2005, Mr. Featherman played a critical role in continuing to position the Bank for success as an independent bank. The Committee and the Board expect Mr. Featherman's leadership to continue to advance this corporate objective.


Report Submitted by the Personnel and Compensation Committee of the Corporation:
David L. Peirce, Chairman
Clifford E. DeBaptiste
John B. Waldron
M. Robert Clarke
Edward A. Leo

Compensation Committee Interlocks and Insider Participation

     The  Chief  Executive   Officer  and  the  President   participate  in  the
deliberations of the Board of Directors of the Corporation regarding the compensation of all executive officers other than themselves.

     The Personnel and Compensation Committee consists of Messrs. Peirce (Chairman), DeBaptiste, Waldron, Clarke and Leo. No member of the Compensation Committee is or was a former or current officer or employee of the Corporation or the Bank during his tenure on the Committee.

Report by the Audit Committee

     The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an Audit Committee Charter setting forth its responsibilities. A copy of the Charter as amended and restated in 2004, was filed with the SEC as Appendix A to the Proxy Statement filed on March 15, 2004.

     Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report with Management, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by SAS 61 (Communications with Audit Committee, codification of Statements on Auditing Standards, AU ss. 380). In addition, the Committee has discussed with the firm its independence from Management and the Corporation, including the matters in the written disclosures received from the firm as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the firm's independence.

     The Committee discussed with the Corporation's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the firm, with and without Management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee held four meetings during the year in addition to reviewing the quarterly results with the financial auditors prior to press release.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee and the Board of Directors have also approved the selection of the Corporation's independent registered public accounting firm.

                                                      Audit Committee:
                                                      M. Robert Clarke, Chairman
                                                      Clifford E. DeBaptiste
                                                      David L. Peirce
                                                      J. Carol Hanson
                                                      Edward A. Leo

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports that they file.

     Based solely on review of the copies of such forms furnished to the Corporation, or written representations that no Forms 5 were required, the Corporation believes that, during 2005, all Section 16(a) reports required to be filed by its officers, directors and greater than ten-percent beneficial owners were complied with except for certain initial holdings for John Balzarini, Susan Bergen-Painter, Thomas Imler, Deborah Pierce, Andrew Stump and Karen Walter that were reported late. Reporting was delayed due primarily to difficulties in obtaining CIK numbers from the SEC within the filing deadline.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and executive officers of the Corporation, as well as members of their families and companies with which they are associated, were customers of and had banking transactions with the Bank in the ordinary course of its business during 2005. All loans and commitments to lend money extended to such parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Management, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

     The law firm of Gawthrop, Greenwood, and Halsted, of which Mr. Halsted, Director, is a principal, was retained by the Corporation and Bank as counsel during 2005 and has been retained in 2006.

                        SHAREHOLDER COMMUNICATION POLICY

     The Corporation has established procedures for shareholders to communicate directly with the Board of Directors on a confidential basis. Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Corporation at 9 North High Street, P.O. Box 523, West Chester, PA 19380. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The
Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a shareholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative shareholder return on the Common Stock for each of the years ended December 31, 2000, 2001, 2002, 2003, 2004, and 2005 for: (i) the Corporation, (ii) the NASDAQ
-Total US Index* (the "NASDAQ Index"), and (iii) the SNL $500 Million -- $1 Billion Bank Asset-Size Index.


[GRAPH OMITTED]


                                                                      Period Ending
                                            -------------------------------------------------------------------

Index                                        12/31/00    12/31/01   12/31/02   12/31/03    12/31/04   12/31/05
-------------------------------------------  --------    --------   --------   --------    --------   --------

First Chester County Corporation               100.00      113.80     129.89     197.89      221.22     176.60
NASDAQ Composite                               100.00       79.18      54.44      82.09       89.59      91.54
SNL $500M-$1B Bank Index                       100.00      129.74     165.63     238.84      270.66     282.26

      Source:  SNL Financial LC, Charlottesville, VA

--------
* The Nasdaq Index is a composite index comprised of all Nasdaq-listed companies incorporated in the United States.

                                   AUDIT FEES

     For the year ended December 31, 2005, the Corporation paid the following amounts to Grant Thornton:

                                            2005               2004
                                         --------           --------
               Audit Fees:               $266,782           $356,872
       Audit Related Fees:                 31,395             22,880
                 Tax Fees:                 30,200             22,300
           All Other Fees:                      0                  0



     Tax Fees include fees for services relating to the preparation of the Corporation's tax returns, review of asset classifications for tax purposes, and assistance with an audit of sales and use taxes. The Audit Committee has considered whether the provision of the foregoing non-audit services is compatible with maintaining Grant Thornton's independence.

     A representative of Grant Thornton, LLP, is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

     In accordance with Federal securities laws and regulation, the practice of the Audit Committee is to pre-approve all services to be rendered by the independent registered public accounting firm. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X of the regulations promulgated by the SEC.

                             SHAREHOLDER PROPOSALS

     Shareholders intending to submit proposals to be included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at 9 North High Street, West Chester, PA 19380 not later than November 15, 2006. Such proposals must relate to matters appropriate for shareholder action and be consistent with regulations of the SEC.

     Shareholders intending to present proposals at the next Annual Meeting of the Corporation and not intending to have such proposals included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at the address given in the prior paragraph not later than January 30, 2006. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

                             ADDITIONAL INFORMATION

     The Corporation will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its annual report on Form 10-K, including the financial statements and financial statement schedules. Such report was filed with the SEC on or about March 16, 2006. Requests should be directed to Mr. John Stoddart, Shareholder Relations Officer, First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania 19380.

                                              By Order of the Board of Directors



                                              /s/ John B. Waldron
                                              --------------------
                                              John B. Waldron
                                              Secretary

West Chester, Pennsylvania
March 16, 2006

                                APPENDIX A

                   PERSONNEL & COMPENSATION COMMITTEE CHARTER

Committee Purpose


The Personnel & Compensation Committee is appointed by the Board of Directors to review and approve the Corporation's compensation and benefit programs.


Committee Membership


The Committee will be composed of at least three directors. All members of the Committee shall satisfy the definition of "independent" under the listing standards of The Nasdaq Stock Market ("Nasdaq"). The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Chairman of the Committee will be designated by the Board. The Committee shall have the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. Each such subcommittee shall consist of one or more members of the Committee. The Committee shall also have the authority to delegate any of its administrative or other responsibilities to executive officers or other employees of the Corporation where such delegation is consistent with applicable law and Nasdaq listing standards.


Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities. Meetings may be called by the Chair, or at the request of one or more of the members of the Committee. Members may participate in a meeting by means of conference telephone by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence at the meeting. Meetings will be held at such places as the Chairman of the Committee may from time to time designate. All members of the Committee are expected to attend each meeting, however, a quorum of the Committee shall consist of a majority of its members then serving. The Committee shall report to the Board of Directors following each meeting of the Committee, making such recommendations as the Committee may deem appropriate. Minutes of the meetings of the Committee shall be prepared and filed with the Secretary of the Corporation to be filed with the minutes of the Corporation.

Committee Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

Evaluation of Chief Executive Officer
-------------------------------------

     o Evaluate the performance of the Chief Executive Officer in light of the Corporation's goals and objectives and determine the Chief Executive Officer's compensation based on this evaluation and such other factors as the Committee shall deem appropriate.

Compensation of Executive Officers
----------------------------------

     o Approve all salary, bonus, and long-term incentive awards for executive officers;

     o Approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

     o Review and recommend employee equity-based plans to the full Board and approve all grants and awards thereunder;

     o Review and approve changes in the Corporation's qualified benefit plans that result in a material change in costs or the benefit levels provided;

     o Administer the Corporation's stock option and other equity incentive plans; and

     o Approve the annual Committee report on executive compensation for inclusion in the Corporation's proxy statement.

Personnel
---------

     o When it is determined by the Board of Directors of the Corporation or the Bank that the Corporation or Bank shall hire a new executive officer, the Committee shall identify individuals qualified to fill such position, consistent with any qualifications, expertise and characteristics that may have been approved by the Board or determined by the Committee from time to time, conduct such interviews as it deems necessary or appropriate and recommend to the Board of Directors the Committee's preferred candidate.


General
-------

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain personnel and compensation consultants and other professional advisors to assist it in carrying out its responsibilities. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of the fees and expenses of any advisors retained by the Committee.


The Committee will make regular reports to the Board and will propose any necessary action to the Board. Such reports shall provide information with respect to any delegation of authority by the full Committee to a subcommittee, to management, or to third parties.


The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.


The Committee will annually evaluate the Committee's own performance and provide a report on such evaluation to the Board.

[Back Cover of Proxy]

Directions to Penn State Great Valley   [MAP GRAPHIC OMITTED]

From New Jersey and East
Take the Pennsylvania Turnpike to Exit 326 (old Exit 24) at Valley Forge. Follow signs for Route 202 South/West Chester Exit 328 (old Exit 26A). Continue on Route 202 South to the Great Valley Exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From Reading and West
Take the Pennsylvania Turpike eastbound to Exit 326 (old Exit 24) at Valley Forge. Follow signs for Route 202 South-West Chester Exit 328 (old Exit 26A). Continue on Route 202 South to Great Valley Exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From West Chester,  Delaware, and South
Take Route 202 North to the Great Valley Exit (Route 29 North). Turn right at the end of the ramp and turn right again at the light onto Route 29 North. Continue to the next traffic light and turn right onto Swedesford Road. Continue approximately two-tenths of a mile to Penn State Great Valley on the right. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From  Philadelphia
Follow the Schuylkill Expressway (Route 76 West) to Valley Forge. Then follow signs for Route 202 South/West Chester Exit 328 (old Exit 26B). Take Route 202 South to the Great Valley exit (Route 29 North). At the first light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From King of Prussia and  Norristown
Follow Route 202 South to the Great Valley exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From the  Philadelphia  Airport
Exit the Airport and follow the signs for I-95 South towards Delaware. Travel on I-95 South approximately 5 miles. Take I-476 North, Exit 7, towards Plymouth Meeting. Travel on I-476 North approximately 15 miles. Take I-76 West, Exit 16B, towards Valley Forge. Travel on I-76 West approximately 4 miles. Take US 202 South, Exit 328B, towards West Chester. Travel on US 202 South approximately 7 miles. You will see one exit information sign for Penn State Great Valley. Take the exit marked PA 29 North - Great Valley. Proceed along exit ramp to the traffic light at the end of the exit ramp. At this traffic light, make a left turn onto Swedesford Road. Make first left turn into Penn State Great Valley. As you enter the driveway into the Penn State Great Valley Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

[First Chester County Corporation Logo Omitted]